Joint Filer Information

Name:                                    Defiante Farmaceutica S.A.

Address:                               Rua dos Ferreiros 260
Funchal-Madeira (Portogallo)

9000-082

Designated Filer:                  Sigma-Tau Finanziaria S.p.A.

Issuer & Ticker Symbol:     RegeneRx Biopharmaceuticals, Inc.
(RGRX.OB)

Date of Event
Requiring Statement:          1/5/11

Signature:                              /s/Fabio Amabile
Name:  Fabio Amabile
Title:    Attorney-in-fact